UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2012

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32349

Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2012, William Montalto provided Sterling Jewelers Inc. (“Sterling”), a wholly-owned subsidiary of Signet Jewelers Limited (the “Company”), with the required notice, pursuant to his Amended and Restated Employment Agreement with Sterling, that he will retire as Executive Vice President and Chief Operating Officer of the Company’s US division, effective June 29, 2012.

Ed Hrabak, age 56, will be promoted to Executive Vice President and Chief Operating Officer of the US division, effective June 30, 2012.  Mr. Hrabak currently serves as Sterling’s Senior Vice President, Merchandising, a position he has held for more than five years.  Mr. Hrabak has held positions of increasing management responsibility within Sterling for more than twenty-five years.  In connection with his promotion, Mr. Hrabak’s annual base salary will increase from $460,100 to $510,000, his maximum annual bonus opportunity will increase from 70% to 100% of his annual base salary, and his long-term incentive award target will increase from approximately 50% to approximately 69% of his annual base salary (subject to a maximum of approximately 104% of Mr. Hrabak’s annual base salary).

There is no arrangement or understanding between Mr. Hrabak and any other persons pursuant to which he was appointed as an officer of the Company, and there is no family relationship between Mr. Hrabak and any directors or executive officers of the Company.  Mr. Hrabak is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: February 16, 2012

	By:	/s/ Mark A. Jenkins
	Name:	Mark A. Jenkins
	Title:	Group Company Secretary

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